NEWS RELEASE

Contact:	Bradford T. Ray	Roger D. Shannon	[STEEL TECHNOLOGIES INC. LOGO]
	Chief Executive Officer	Chief Financial Officer
	502/245-2110	502/245-2110

STEEL TECHNOLOGIES ANNOUNCES MERGER AGREEMENT WITH MITSUI

Louisville, Ky. (February 28, 2007) -- Steel Technologies Inc. (NASDAQ: STTX) today announced the signing of a definitive merger agreement with Mitsui & Co. (U.S.A.), Inc., a wholly owned subsidiary of Mitsui & Co., Ltd. (TSE:8031) (collectively "Mitsui"), pursuant to which Steel Technologies and a subsidiary of Mitsui will merge and Steel Technologies' shareholders will receive $30 per share in an all-cash transaction.  The share price represents a premium of approximately 63% to Steel Technologies' closing share price on February 27, 2007.  The transaction is valued at approximately $532 million, including retained debt of $136 million.

            The merger, which is expected to be completed by the end of Steel Technologies' fiscal third quarter, is subject to approval by Steel Technologies' shareholders, any required regulatory approvals and other customary conditions.

            Steel Technologies, a leading North American steel processor and converter of flat-rolled steel, leverages its broad geographic network of facilities and market leading processing capabilities to deliver the highest levels of quality and value-added services to customers in a variety of industries.  Headquartered in Louisville, Steel Technologies operates 25 steel processing facilities, including its joint venture operations, throughout the U.S., Canada, and Mexico.  Mitsui & Co. (U.S.A.), Inc., a New York corporation, is the largest wholly owned subsidiary of Mitsui & Co., a diversified global trading, investment and service enterprise.  Mitsui USA has operations in iron and steel products and raw materials, infrastructure projects, machinery, information technology, chemicals, plastics, energy and consumer products, among others.

            Steel Technologies and Mitsui have been 50/50 joint-venture partners for 20 years in Mi‑Tech Steel, a company that processes flat rolled steel with a focus on "new domestic" automotive customers.  The merger will significantly expand Steel Technologies' North American platform and will create one of the leading steel processing companies in North America.  After the merger is completed, Steel Technologies will operate as a separate, wholly owned subsidiary with the current management team maintaining responsibility for the Company's performance and continued growth strategies.

            Commenting on the announcement, Steel Technologies' Chairman and Chief Executive Officer, Bradford T. Ray, said, "We believe this merger is in the best interest of all our shareholders.  The transaction price represents an outstanding value for our company.  Going forward, our partnership with Mitsui offers new and attractive opportunities for us to build our business.  Mitsui brings significant resources to the table that will enhance our market presence, competitive position and product capabilities.  We are excited about joining Mitsui's world-class organization and look forward to the role we will play in helping to form the premier steel processing company in North America."

-MORE-

STTX Announces Merger Agreement with Mitsui

February 28, 2007

            Ichizo Kutsukake, Senior Vice President, Iron and Steel Products Division, Mitsui & Co. (U.S.A.), Inc., added, "As a result of our 20-year strategic partnership, Mitsui and Steel Technologies know each other's strengths quite well.  Steel Technologies gives us a unique platform to leverage Mitsui's investment and logistics capabilities as we continue to implement our North American business strategy.  Steel Technologies, in combination with our market strategies, will enable us to exceed the expectations of our combined customer base.  We are delighted that the current management team, which has been so successful in creating Steel Technologies' impressive platform, will remain in place to build on our long-term relationship.  Mitsui is committed to supporting the Steel Technologies team in their on-going strategies to broaden and deepen their penetration in existing markets and in developing opportunities in new markets."

            CIBC World Markets is serving as financial advisor to Steel Technologies.  Frost Brown Todd LLC and Stites & Harbison PLLC are serving as legal advisors to Steel Technologies.  Morgan Stanley and Sullivan & Cromwell LLP serve as financial and legal advisors, respectively, to Mitsui.

            Steel Technologies processes flat-rolled steel to specific thickness, width, temper, finish and shape requirements for automotive, appliance, lawn and garden, office furniture, agriculture, construction, hardware, and consumer goods.  The Company now has 25 facilities, including its joint venture operations, located throughout the United States, Mexico and Canada.  More information about the Company may be found on the World Wide Web at www.SteelTechnologies.com.

            Statements contained in this release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties (contained in the Company's Securities and Exchange Commission filings), which could cause actual results to differ materially from those projected.  These include, without limitation, statements herein regarding the anticipated completion of the contemplated merger with Mitsui USA.  SEC filings may be obtained from the SEC or by contacting the Company.

Important Information

            In connection with the proposed merger, Steel Technologies will file a proxy statement with the SEC.  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the proxy statement, when available, and other documents filed by Steel Technologies at the SEC's web site at http://www.sec.gov.  Steel Technologies and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger.  Information concerning the interests of Steel Technologies' participants in the solicitation is set forth in Steel Technologies' proxy statement and Annual Report on Form 10-K filings (filed with the SEC on December 21, 2006, and December 14, 2006, respectively) and will be set forth in the proxy statement relating to the merger when it becomes available.

-END-